THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF REGISTRATION UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAW UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE AND SUCH TRANSFER IS PERMITTED IN ACCORDANCE WITH THE TERMS OF THIS NOTE.

$ [________]	[________], 2010

DAYBREAK OIL AND GAS, INC.

12% SUBORDINATED NOTE DUE 2015

For value received, Daybreak Oil and Gas, Inc., a Washington corporation (“Payor”), promises to pay to [________] or his assigns (“Holder”), the principal sum of [______] U.S. Dollars ([___]), together with all accrued and unpaid interest thereon as set forth below.

This 12% Subordinated Note due 2015 (this “Note”) is issued to Holder, and shall be held by Holder pursuant to the terms of that certain Subscription Agreement between Payor and Holder for 12% Subordinated Notes due 2015 and Warrants accepted by Payor on the date hereof (the “Subscription Agreement”). This Note is one of multiple 12% Subordinated Notes due 2015 (the “Notes”) issued by the Payor.

Interest on the unpaid principal balance of this Note shall accrue at the rate of twelve percent (12%) per annum, calculated on the basis of a 365 day year, commencing on the date hereof, and shall be payable semi-annually from the date of issuance of this Note on the 29th day of July and the 29th day of January of each year and on the Maturity Date (as defined below). The entire unpaid balance of principal and all accrued and unpaid interest shall be due and payable on January 29, 2015. Payment of principal and interest hereunder shall be made by check delivered to Holder at the address of Holder set forth in the Subscription Agreement. Prior to the Maturity Date, all or part of the outstanding principal balance of this Note and all accrued and unpaid interest may be prepaid by the Payor at any time and from time to time after January 29, 2012, without penalty, premium or additional fee, upon five (5) days written notice to Holder.

If the board of directors of Payor (the “Board of Directors”), in its sole discretion, determines that repayment of this Note on the Maturity Date would impair the financial condition or current operations of the Payor, then the Payor may elect to convert the entire outstanding principal amount of this Note and all accrued and unpaid interest thereon into Common Stock (as hereinafter defined) of Payor, at a conversion rate equal to seventy-five percent (75%) of the Fair Market Value (as hereinafter defined) of the Common Stock (the “Conversion Rate”) at December 31, 2014. The number of shares of Common Stock issuable upon such conversion of this Note shall be obtained by dividing the outstanding principal balance of, and all accrued and unpaid interest on, this Note as of the Maturity Date by the Conversion Rate and the conversion of this Note shall be effective on the Maturity Date. For the purpose of this Note, the following terms shall have the respective meanings set forth below:

“Closing Price” with respect to any security on any Trading Day, means the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the OTC Bulletin Board or, if the shares of such security are not listed or admitted to trading on such exchange, on the principal national securities exchange on which such shares are listed or admitted to trading.

“Common Stock” means the common stock of the Company, $0.001 par value per share, (including any securities into which or for which such shares may be exchanged for, or converted into, pursuant to any stock dividend, stock split, stock combination, recapitalization, reclassification, reorganization or other similar event).

“Fair Market Value” means (a) with respect to any security, either (i) if such security is listed on any national securities exchange or authorized for quotation by any national securities association, the average Closing Price of such security over the twenty (20) consecutive Trading Days immediately preceding the day as to which Fair Market Value is to be determined or (ii) if there is no such closing bid price or such security is not so listed or authorized for quotation, the value of such security as determined in good faith by the disinterested members of the Board of Directors and (b) with respect to any other asset, the value of such asset as determined in good faith by the disinterested members of the Board of Directors.

“Trading Day” means with respect to a securities exchange or automated quotation system means a day on which such exchange or system is open for a full day of trading.

If this Note is converted on the Maturity Date, written notice shall be delivered to Holder of the Note at the address of Holder set forth in the Subscription Agreement or given by Holder to Payor for the purpose of such notice or, if no such address appears or is given, at the place where the principal executive office of Holder is located, notifying Holder of the conversion, specifying the principal amount of the Note converted, the amount of accrued and unpaid interest converted, the date of such conversion and calling upon such Holder to surrender this Note to the Payor in exchange for Common Stock of the Payor as provided herein, in the manner and at the place designated by Payor.

As promptly as practicable after the conversion of this Note, Payor, at its expense, will issue and deliver to Holder of this Note, upon surrender of this Note, a certificate or certificates for the number of shares of Common Stock issuable upon such conversion. The Common Stock issuable upon conversion of this Note shall be subject to restrictions on transfer, as set forth in the Subscription Agreement.

All payments of interest and principal shall be in a lawful money of the United States of America. All payments shall be applied first to accrued and unpaid interest, and thereafter to principal. Payor hereby waives demand, notice, presentment, protest and notice of dishonor.

This Note is an unsecured and subordinated obligation of the Payor and will rank equal in right of payment to any of the future unsecured subordinated indebtedness of the Payor, but subordinated to all of the existing and future senior indebtedness and effectively subordinated to any secured indebtedness. The Notes will be pari passu such that all Notes will rank equally and no cash payments will be made under any Note unless a pro rata cash payment in proportion to the outstanding principal amount of each Note is simultaneously made under all other Notes nor shall any Note be converted to Common Stock by the Board of Directors, as provided herein, unless all of the Notes are likewise converted to Common Stock at the same Conversion Rate.

Any provisions herein or any other document executed or delivered in connection herewith, or in any other agreement or commitment, whether written or oral, expressed or implied, to the contrary notwithstanding, no Holder hereof shall in any event be entitled to receive or collect, nor shall or may amounts received hereunder be credited, so that Holder shall be paid, as interest, a sum greater than the maximum amount permitted by applicable law to be charged to the person, partnership, firm or corporation primarily obligated to pay this Note at the time in question.

Prior to the Maturity Date, any of the terms of this Note (including, without limitation, the Maturity Date, the rate of interest and the conversion features) may be waived or modified pursuant to the written agreement of Payor and Holder.

In no event shall this Note be transferrable by the Holder unless the transfer of this Note is a Permitted Transfer, as defined in the Subscription Agreement. Any purported transfer of this Note made in violation of the terms of the Subscription Agreement shall be void and shall entitle the Company to repurchase this Note, as provided in the Subscription Agreement. This Note is not intended to constitute a negotiable instrument.

A director, officer, employee or shareholder, as such, of the Payor shall not have any liability for any obligations of the Payor under this Note or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting this Note, Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of this Note.

THE TERMS OF THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF WASHINGTON AS APPLIED TO CONTRACTS ENTERED INTO BY WASHINGTON RESIDENTS, WHICH CONTRACTS ARE TO BE PERFORMED ENTIRELY WITHIN THE STATE OF WASHINGTON.

DAYBREAK OIL AND GAS, INC.

By:	/s/
Name:
Title: